                                                                                            Exhibit 99.1

Contact: Home Federal Bancorp, Inc. Len E. Williams, President & CEO Eric S. Nadeau, EVP, Treasurer & CFO 208-466-4634
500 12th Ave. South * Nampa, ID 83651	www.myhomefed.com

HOME FEDERAL BANCORP, INC. ANNOUNCES THIRD QUARTER RESULTS

Nampa, ID (July 24, 2009) – Home Federal Bancorp, Inc. (the “Company”) (Nasdaq GSM: HOME), the parent company of Home Federal Bank (the “Bank”), today announced third quarter results for the fiscal year ending September 30, 2009.  For the quarter ended June 30, 2009, the Company reported a net loss of $1.2 million, or $0.08 per diluted share, compared to net income of $1.1 million, or $0.07 per diluted share, for the same period a year ago.  For the nine months ended June 30, 2009, the Company reported a net loss of $1.6 million, or $0.10 per diluted share, compared to net income of $3.0 million, or $0.19 per diluted share, for the same period last year.

The following summarizes key activities of the Company during the quarter ended June 30, 2009:

▪	Nonperforming assets increased as the Idaho economy continued to decline and unemployment increased;
▪	The Company’s total assets declined and maturing borrowings were repaid with excess cash;
▪	Total loans declined reflecting a decrease in lending opportunities to good credit customers in Southwestern Idaho;
▪	Core deposits increased and certificates of deposit decreased as management continued to focus on low-cost relationship accounts;
▪	The Bank launched a new checking account product that is expected to increase core deposit balances and generate interchange income;
▪	While nonperforming loans increased during the quarter, loans delinquent less than 90 days declined compared to March 31, 2009;
▪	Deteriorating asset quality and foreclosed asset valuations resulted in increased operating expenses through additional valuation allowances and maintenance and property tax expense; and,
▪	The Bank accrued $250,000 related to a special assessment levied by the Federal Deposit Insurance Corporation (“FDIC”) to be paid in September 2009.

Operating Results

Total revenue for the quarter ended June 30, 2009, which consisted of net interest income before the provision for loan losses plus noninterest income, decreased $323,000, or 4% to $8.3 million compared to $8.6 million for the same period of 2008.  Total revenue for the third quarter of fiscal 2009 was unchanged at $8.3 million compared to the linked second quarter of fiscal 2009. Net interest income before the provision for loan losses decreased $199,000, or 3%, to $5.7 million for the quarter ended June 30, 2009, compared to $5.9 million for the same quarter of the prior year as interest reversed on loans in nonaccrual status during the fiscal third quarter of 2009 totaled approximately $307,000.

Total revenue for the nine months ended June 30, 2009 increased $247,000, or 1% to $24.8 million, compared to $24.6 million for the same period of last year.  Net interest income before provision for loan losses for the nine months ended June 30, 2009 increased $673,000, or 4% to $17.4 million from $16.7 million for the same period of the prior year. This improvement was attributable to the existing low interest rate environment and the lower level of Federal Home Loan Bank of Seattle (“FHLB”) borrowings, which significantly reduced interest expense.

The Company’s net interest margin increased by 24 basis points to 3.53% for the quarter ended June 30, 2009, from 3.29% for the same quarter last year, but decreased seven basis points from 3.60% reported in the linked quarter. The improvement in the net interest margin from the prior year is primarily attributable to a decrease in

Home Federal Bancorp, Inc.
July 24, 2009

interest expense as current rates paid on deposits are lower than in the prior periods as management has cautiously priced deposits. In addition, balances of high-cost certificates of deposit and FHLB advances were lower in fiscal 2009 and most of the advances that have matured this fiscal year have been repaid with excess liquidity.

A provision for loan losses of $3.5 million was established by management in connection with its analysis of the loan portfolio for the quarter ended June 30, 2009. The provision for loan losses was $652,000 for the same period of the prior year.  The provision for loan losses was $8.1 million for the nine months ended June 30, 2009, compared to $1.3 million for the nine months ended June 30, 2008.  The provision reflects the increase in delinquent loans in fiscal 2009 compared to 2008.

Noninterest income decreased $124,000, or 5%, to $2.6 million for the quarter ended June 30, 2009, compared to $2.7 million for the same quarter a year ago. Mortgage rates were at historically low levels during the third quarter of fiscal 2009, which led to higher levels of mortgage loan refinancing. This higher volume of mortgage loan activity caused the gain on loan sales during the third quarter of 2009 to exceed gains during the same quarter of 2008 by $203,000. This increase in loan sale gains partially offset a decline in deposit service charges and fees of $388,000 during the third quarter of 2009 compared to the year-ago period. However, noninterest income increased $266,000, or 11%, from the linked quarter as checking account fees and interchange income increased and net losses on overdrafts declined from the second fiscal quarter of 2009.

Noninterest income for the nine months ended June 30, 2009 decreased $426,000, or 5%, to $7.4 million, from $7.8 million for the same period a year ago.  The decrease is primarily attributable to decreases in deposit service charges and fees.  Loan servicing fees are also lower than year ago numbers due to the sale of mortgage servicing rights completed in December 2008.  However, gain on sale of loans for the nine months ended June 30, 2009 exceeded the year ago numbers due to the significant increase in refinancings in the current year.

Noninterest expense for the quarter ended June 30, 2009, increased $840,000, or 14% to $7.0 million from $6.2 million for the comparable period a year earlier. Compensation and benefits declined $246,000 from the year ago period as annual incentive accruals were reduced or eliminated during the third fiscal quarter of 2009 due to financial performance.  Insurance and taxes increased $625,000, or 396%, from the year ago similar period as a result of increases in the regular quarterly FDIC deposit insurance assessment as well as a special assessment of approximately $250,000.  In addition, $219,000 of expense was incurred on past due property taxes paid on foreclosed properties during the third fiscal quarter of 2009.  Other expenses also increased $334,000 during the third quarter of fiscal 2009 compared to 2008 primarily as a result of a $367,000 provision for the decline in the value of foreclosed properties.

Noninterest expense for the nine months ended June 30, 2009, increased $1.1 million, or 6% to $19.6 million from $18.5 million for the comparable period a year earlier.  This increase was primarily attributable to the current economic conditions including expenses incurred on overdue property taxes paid on foreclosed properties, increased assessments from the FDIC, and charges related to the write-down in value of real estate owned.  These increases were partially offset by a decrease in compensation and benefits as incentive accruals have been reduced or eliminated in the current year based on results to date.

Balance Sheet

Total assets decreased $69.2 million, or 9%, to $672.7 million at June 30, 2009, compared to $741.9 million a year earlier.  The majority of the decrease is the result of management’s strategy to reduce reliance on fixed-rate assets and liabilities by using the liquidity generated by prepayments of mortgage-backed securities and one- to four-family residential loans to repay FHLB advances as they matured and to fund declining balances in certificates of deposit.

Home Federal Bancorp, Inc.
July 24, 2009

Securities. Mortgage-backed securities decreased $25.0 million, or 13%, to $169.7 million at June 30, 2009, compared to $194.8 million at June 30, 2008.  The decrease is primarily attributable to regular principal repayments. Approximately 98% of the Company’s mortgage-backed securities were issued by U.S. government sponsored enterprises. The Company does not own any trust preferred securities or collateralized debt obligations. Additionally, the Company held $9.6 million of stock in the FHLB at June 30, 2009.

Loans. Net loans (excluding loans held for sale) at June 30, 2009, decreased $50.1 million or 11% to $418.2 million, compared to $468.3 million at June 30, 2008, as one- to four-family residential loans declined $41.3 million.  One- to four-family residential loans represented 41% of the Bank’s loan portfolio at June 30, 2009, compared to 46% at June 30, 2008. Commercial loan balances, including commercial real estate, builder finance, and commercial business lending, were unchanged from a year ago at $200.2 million.  Consumer loans decreased $4.4 million or 8% to $51.0 million, compared to $55.4 million at June 30, 2008.

Asset Quality. Loans delinquent 30 to 89 days totaled $3.8 million at June 30, 2009, compared to $11.6 million at March 31, 2009, and $2.0 million at June 30, 2008. Nonperforming assets, which include impaired loans and real estate owned, totaled $25.1 million at June 30, 2009, compared to $19.1 million at March 31, 2009, and $4.2 million at June 30, 2008. The allowance for loan losses was $8.3 million, or 1.93%, of gross loans at June 30, 2009, compared to $7.3 million, or 1.64% of gross loans at March 31, 2009, and $3.8 million, or 0.81% of gross loans at June 30, 2008.

The following table summarizes nonperforming and impaired loans and real estate owned at June 30, 2009 and March 31, 2009:

	June 30, 2009		March 31, 2009
(in thousands)	Balance	Loss Reserve	Balance	Loss Reserve
Land acquisition and development	$3,734	$1,352	$5,266	$1,029
One- to four-family construction	3,478	390	2,307	286
Commercial real estate	4,000	256	3,074	220
One- to four-family residential	5,169	816	3,943	441
Other	81	6	-	-
Total nonperforming and impaired loans	$16,462	2,820	$14,590	1,976
General loss reserve		5,446		5,357
Total allowance for loan losses		$8,266		$7,333
Real estate owned, net	$8,614		$4,478

Net charge-offs totaled $2.5 million during the quarter ended June 30, 2009. Real estate owned increased $4.1 million during the third quarter of fiscal 2009 to $8.6 million at June 30, 2009. Real estate owned was comprised of $4.3 million of land development and speculative one- to four-family construction projects, $3.9 million of commercial real estate and $383,000 of one- to four-family residential properties. This activity represents prior identified loans evolving through the collection cycle.

Deposits and borrowings. Deposits decreased $6.3 million, or 2%, to $376.0 million at June 30, 2009, compared to $382.3 million at June 30, 2008.  Demand deposits and savings accounts increased from $202.1 million at June 30, 2008 to $207.0 million at June 30, 2009, which is consistent with management’s strategy to increase core deposits.  Certificates of deposit decreased $11.3 million, or 6%, to $169.0 million at June 30, 2009, compared to $180.3 million at June 30, 2008.  Management continues to observe certificate of deposit rates offered by competitors that in many instances exceeded the cost of the Bank’s alternative funding sources, including FHLB advances.

Home Federal Bancorp, Inc.
July 24, 2009

FHLB advances and other borrowings decreased $56.7 million, or 39%, to $88.9 million at June 30, 2009, compared to $145.6 million at June 30, 2008.  As previously noted, the decrease resulted from maturing FHLB advances being repaid with excess liquidity.

Equity. Stockholders’ equity decreased $4.9 million, or 2%, to $198.7 million at June 30, 2009, compared to $203.5 million at June 30, 2008.  The completion of the entire share repurchase program during the quarter ended March 31, 2009 was the primary cause for the decrease in stockholders’ equity.  Dividends and a year-to-date loss from operations in fiscal 2009 reduced retained earnings while a lower interest rate environment at June 30, 2009, increased the unrealized gain on securities by $4.5 million, net of tax, compared to June 30, 2008.  The Company’s book value per share as of June 30, 2009 was $11.90 per share based upon 16,698,168 outstanding shares of common stock, a 1.4% increase from June 30, 2008.

About the Company

Home Federal Bancorp, Inc. is headquartered in Nampa, Idaho, and is the parent company of Home Federal Bank, a community bank originally organized in 1920.  The Company serves the Treasure Valley region of southwestern Idaho that includes Ada, Canyon, Elmore and Gem Counties, through 15 full-service banking offices and one commercial loan center.  The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “HOME” and is included in the Russell 2000 Index.  For more information, visit the Company web site at www.myhomefed.com.

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  Actual results could be materially different from those expressed or implied by the forward-looking statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, the credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators, regulatory and accounting changes, risks related to construction and development lending, commercial and small business banking and other risks.  Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended September 30, 2008, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Home Federal Bancorp, Inc.
July 24, 2009

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS (In thousands, except share data) (Unaudited)	June 30, 2009	September 30, 2008	June 30, 2008

ASSETS

Cash and amounts due from depository institutions	$26,778	$23,270	$25,187
Certificates of deposit in correspondent bank	-	5,000	5,000
Mortgage-backed securities available for sale, at fair value	169,716	188,787	194,753
FHLB stock, at cost	9,591	9,591	9,591
Loans receivable, net of allowance for loan losses of $8,266 and $4,579 and $3,801	418,198	459,813	468,343
Loans held for sale	5,064	2,831	3,971
Accrued interest receivable	2,209	2,681	2,799
Property and equipment, net	17,057	15,246	14,356
Mortgage servicing rights, net	-	1,707	1,840
Bank owned life insurance	11,906	11,590	11,482
Real estate and other property owned	8,614	650	707
Deferred income tax asset, net	1,853	1,770	1,765
Other assets	1,757	2,134	2,154
TOTAL ASSETS	$672,743	$725,070	$741,948

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposit accounts:
Noninterest-bearing demand deposits	$39,931	$41,398	$35,258
Interest-bearing demand deposits	131,202	127,714	140,401
Savings deposits	35,880	26,409	26,409
Certificates of deposit	168,983	177,404	180,274
Total deposit accounts	375,996	372,925	382,342

Advances by borrowers for taxes and insurance	589	1,386	657
Interest payable	370	552	580
Deferred compensation	5,219	5,191	5,028
FHLB advances and other borrowings	88,891	136,972	145,582
Other liabilities	3,030	2,857	4,227
Total liabilities	474,095	519,883	538,416

STOCKHOLDERS’ EQUITY
Serial preferred stock, $.01 par value; 10,000,000 authorized;
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 90,000,000 authorized;
issued and outstanding:
June 30, 2009 - 17,445,311 issued; 16,698,168 outstanding	167	174	173
Sept. 30, 2008 - 17,412,449 issued; 17,374,161 outstanding
June 30, 2008 - 17,391,517 issued, 17,348,229 outstanding
Additional paid-in capital	150,391	157,205	157,089
Retained earnings	55,643	59,813	59,707
Unearned shares issued to ESOP	(9,926)	(10,605)	(11,329)
Accumulated other comprehensive income (loss)	2,373	(1,400)	(2,108)
Total stockholders’ equity	198,648	205,187	203,532
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$672,743	$725,070	$741,948

Home Federal Bancorp, Inc.
July 24, 2009

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share data) (Unaudited)	Three Months Ended June 30,		Nine Months Ended June 30
	2009	2008	2009	2008

Interest and dividend income:
Loan interest	$6,418	$7,544	$20,337	$23,390
Mortgage-backed security interest	1,983	2,372	6,311	6,463
Other interest and dividends	9	177	20	1,001
Total interest and dividend income	8,410	10,093	26,668	30,854
Interest expense:
Deposits	1,629	2,429	5,389	8,515
FHLB FHLB advances and other borrowings	1,068	1,752	3,861	5,594
Total interest expense	2,697	4,181	9,250	14,109
Net interest income	5,713	5,912	17,418	16,745
Provision for loan losses	3,450	652	8,085	1,317
Net interest income after provision for loan losses	2,263	5,260	9,333	15,428
Noninterest income:
Service charges and fees	2,008	2,396	6,009	6,731
Gain on sale of loans	416	213	1,013	560
Increase in cash surrender value of bank owned life insurance	107	106	317	314
Loan servicing fees	-	116	54	369
Mortgage servicing rights, net	-	(63)	(31)	(206)
Other	80	(33)	55	75
Total noninterest income	2,611	2,735	7,417	7,843
Noninterest expense:
Compensation and benefits	3,594	3,840	10,948	11,592
Occupancy and equipment	804	771	2,303	2,242
Data processing	654	615	1,773	1,668
Advertising	211	241	656	786
Postage and supplies	126	147	409	468
Professional services	236	130	870	533
Insurance and taxes	783	158	1,244	383
Other	606	272	1,416	809
Total noninterest expense	7,014	6,174	19,619	18,481
Income (loss) before income taxes	(2,140)	1,821	(2,869)	4,790
Income tax expense (benefit)	(894)	702	(1,298)	1,779
NET INCOME (LOSS)	$(1,246)	$1,119	$(1,571)	$3,011

Earnings (loss) per common share (1)
Basic	$(0.08)	$0.07	$(0.10)	$0.19	(1)
Diluted	(0.08)	0.07	(0.10)	0.19	(1)
Weighted average number of shares outstanding (1)
Basic	15,352,714	16,007,599	15,742,102	16,237,911	(1)
Diluted	15,352,714	16,043,435	15,742,102	16,255,548	(1)

Dividends declared per share (1)	$0.055	$0.055	$0.165	$0.158	(1)

(1) Earnings per share, dividends per share and average common shares outstanding have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which occurred on December 19, 2007.

Home Federal Bancorp, Inc.
July 24, 2009

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY ADDITIONAL FINANCIAL INFORMATION (Dollars in thousands, except share and per share data) (Unaudited)
	At or For the Quarter Ended
	2009		2008
	June 30	March 31	December 31	September 30	June 30
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets (1)	(0.72)%	0.27%	(0.44)%	0.54%	0.59%
Return (loss) on average equity (1)	(2.48)	0.93	(1.55)	1.94	2.18
Pre-tax, pre-provision return on average assets(4)	0.76	0.99	1.20	1.42	1.31
Net interest margin (1)	3.53	3.60	3.37	3.41	3.29
Efficiency ratio (2)	84.26	79.12	73.53	69.68	71.40

PER SHARE DATA
Basic earnings (loss) per share	$(0.08)	$0.03	$(0.05)	$0.06	$0.07
Diluted earnings (loss) per share	(0.08)	0.03	(0.05)	0.06	0.07
Book value per outstanding share	11.90	12.15	11.93	11.81	11.73
Cash dividends declared per share	0.055	0.055	0.055	0.055	0.055
Average number of shares outstanding:
Basic (3)	15,352,714	15,740,064	16,129,352	16,042,720	16,007,599
Diluted (3)	15,352,714	15,776,330	16,129,352	16,078,302	16,043,435

ASSET QUALITY
Allowance for loan losses	$8,266	$7,333	$8,027	$4,579	$3,801
Nonperforming loans	16,462	14,590	17,034	9,945	3,462
Nonperforming assets	25,076	19,068	18,386	10,595	4,169

Allowance for loan losses to non-performing loans	50.21%	50.26%	47.12%	46.04%	109.79%
Allowance for loan losses to gross loans	1.93	1.64	1.69	0.98	0.81
Nonperforming loans to gross loans	3.85	3.26	3.58	2.14	0.73
Nonperforming assets to total assets	3.73	2.75	2.56	1.46	0.56

FINANCIAL CONDITION DATA
Average interest-earning assets	$647,499	$661,428	$681,374	$692,776	$718,207
Average interest-bearing liabilities	441,036	449,175	470,319	482,232	504,680
Net average earning assets	206,463	212,253	211,055	210,544	213,527
Average interest-earning assets to average interest-bearing liabilities	146.81%	147.25%	144.87%	143.66%	142.31%
Stockholders’ equity to assets	29.53	28.97	28.89	28.30	27.43

STATEMENT OF INCOME DATA
Interest income	$8,410	$8,930	$9,328	$9,729	$10,093
Interest expense	2,697	2,970	3,583	3,826	4,181
Net interest income	5,713	5,960	5,745	5,903	5,912
Provision for loan losses	3,450	1,060	3,575	1,114	652
Noninterest income	2,611	2,345	2,461	2,647	2,735
Noninterest expense	7,014	6,571	6,034	5,958	6,174
Net income (loss) before taxes	(2,140)	674	(1,403)	1,478	1,821
Income tax expense (benefit)	(894)	198	(602)	484	702
Net income (loss)	$(1,246)	$476	$(801)	$994	$1,119

Total revenue (5)	$8,324	$8,305	$8,206	$8,550	$8,647

(1)	Amounts are annualized.
(2)	Noninterest expense divided by net interest income plus noninterest income.
(3)	Amounts calculated exclude ESOP shares not committed to be released and unvested restricted shares.
(4)	Income before income taxes plus provision for loan losses divided by average assets for the period presented.
(5)	Net interest income plus noninterest income.